Exhibit 3.15

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 04/11/2022
FILED 02:53 PM 04/11/2022
SR 20221397648 - FileNumber 6724981

CERTIFICATE OF CORRECTION
TO
CERTIFICATE OF FORMATION
OF
CONSTELLATION CPI MIDCO, LLC

This undersigned, being duly authorized to execute and file this Certificate of Correction to Certificate of Formation for the purpose of correcting the Certificate of Formation pursuant to the Section 18-211 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:
FIRST
The name of the limited liability company is Constellation CPI Midco, LLC (the "Company") and the Certificate of Formation was filed with the Secretary of State of Delaware on April 8, 2022.
SECOND
Due to a typographical error, the entity name was incorrectly stated, Article First of the Certificate of Formation of the Company and the heading of the Certificate of Formation inaccurately reflects the name of the Company and is hereby corrected as follows:

FIRST
The name of the limited liability company is "Iceman Intermediate Midco, LLC"

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of
Correction to Certificate of Formation as of the 11th day of April, 2022.

By:	/s/ Laura-Jayne Urso
Name:	Laura-Jayne Urso
Title:	Authorized Person